                                                                    EXHIBIT 4.01

                          VERITAS SOFTWARE CORPORATION

                             STOCK OPTION AGREEMENT

        This Stock Option Agreement ("Agreement") is made and entered into as of November 29, 2000 (the "Date of Grant") by and between VERITAS Software Corporation, a Delaware corporation (the "Company"), and Gary L. Bloom ("Participant"). This Option is granted outside of the Company's 1993 Equity Incentive Plan, as amended January 26, 1999 (the "Plan"); provided, however, that capitalized terms not defined herein shall have the meaning ascribed to them in the Plan.

        1. GRANT OF OPTION. The Company hereby grants to Participant an option (the "Option") to purchase a total of 2,500,000 shares of Common Stock of the Company (the "Shares") at an exercise price per share of $88.00 (the "Exercise Price"), subject to all of the terms and conditions of this Agreement. The Option is not intended to qualify as an "incentive stock option" ("ISO") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

        2. EXERCISE AND VESTING OF OPTION. The terms of the Employment Agreement between Participant and the Company dated as of November 17, 2000, a copy of which is attached hereto as Exhibit 1 (the "Employment Agreement"), shall be applicable to and shall govern the exercisability and acceleration of the Option and shall supersede all such provisions to the contrary in this Agreement, but only to the extent that the application of the terms of the Employment Agreement are more favorable to Participant.

                  2.1 Exercise and Vesting Schedule for Grant. Subject to the terms and conditions of this Agreement and the Employment Agreement, the Option shall be immediately exercisable provided that the Shares subject to the Option shall vest as follows:

                  Provided Participant continues to provide services to the Company or any Subsidiary, Parent or Affiliate of the Company throughout the specified period, the Option shall vest as to 52,083 Shares on each monthly anniversary date following the Date of Grant, beginning on December 17, 2000 and ending on December 17, 2004 at which time the Option shall be vested as to 100% of the Shares. To the extent that Shares subject to the Option are not vested upon Participant's termination of employment (including termination by reason of death or Disability), such Shares may be repurchased by the Company at Participant's original Exercise Price per share within 90 days following such termination.

                  2.2 Vesting Acceleration. In the event of (a) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the shareholders of the Company and the Awards granted under the Plan are assumed or replaced by the successor corporation, which assumption shall be binding on all Participants), (b) a dissolution or liquidation of the Company, (c) the sale of substantially all of the assets of the Company, or (d) any other transaction which qualifies as a "corporate transaction" under Section 424(a) of the Code wherein the shareholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company), the vesting of the Option shall accelerate as to an additional 1/48th of the Shares subject to the Option for each month of employment Participant completed with the Company from the Date of Grant to the date of transaction. In addition, the vesting of the Option shall accelerate for an additional twenty four months at the rate of 1/48th of the Shares subject to the Option; provided that:
(i) if requested to do so, Participant remains employed with the successor for a period of six months following the date of such transaction or (ii) Participant is not requested to remain with the successor following the date of such transaction.

                  2.3 Expiration. The Option shall expire on November 28, 2010 (the "Expiration Date") and must be exercised, if at all, on or before the Expiration Date. Notwithstanding any other provision of this Agreement or the Employment Agreement, if this Option would expire before the Expiration Date because of an event described in Section 18.2 of the Plan, the Board shall give Participant written notice thereof and Participant shall have a period of at least twenty (20) days in which to exercise the Option prior to such expiration for the maximum number of shares as if all conditions for accelerated vesting set forth in Section 2.2 of this Agreement or Section 8 of the Employment Agreement (whichever is more favorable to Participant), including without limitation Participant's termination of employment under circumstances which would result in accelerated vesting, had been satisfied as of the beginning of such twenty (20) day exercise period.

         3. TERMINATION.

                  3.1 Termination for Any Reason Except Death or Disability. If Participant is Terminated for any reason, except death or Disability, the Option, to the extent (and only to the extent) that it would have been exercisable by Participant on the date of Termination, may be exercised by Participant no later than ninety (90) days after the date of Termination, but in any event no later than the Expiration Date.

                  3.2 Termination Because of Death or Disability. Subject to the terms and conditions of the Employment Agreement, if Participant is Terminated because of death or Disability of Participant, the Option, to the extent that it is exercisable by Participant on the date of Termination, may be exercised by Participant (or Participant's legal representative) no later than twelve (12) months after the date of Termination, but in any event no later than the Expiration Date.

         4. MANNER OF EXERCISE.

                  4.1 Stock Option Exercise Agreement. To exercise this Option, Participant (or in the case of exercise after Participant's death, Participant's executor, administrator, heir or legatee, as the case may be) must deliver to the Company an executed stock option exercise agreement in the form as may be approved by the Company from time to time (the "Exercise Agreement"), which shall set forth, inter alia, Participant's election to exercise the Option, the number of Shares being purchased, any restrictions imposed on the Shares and any representations, warranties and agreements regarding Participant's investment intent and access to information as may be required by the Company to comply with applicable securities laws. If someone other than Participant exercises the Option, then such person must submit documentation reasonably acceptable to the Company that such person has the right to exercise the Option. Alternatively, Participant may elect to exercise the Option by way of a Company-sponsored program with an on-line stock broker (the "Broker") whereby Participant conveys Participant's intent to exercise the Option through the Broker's Internet site.

                  4.2 Limitations on Exercise. The Option may not be exercised unless such exercise is in compliance with all applicable federal and state securities laws, as they are in effect on the date of exercise. The Option may not be exercised as to fewer than 100 Shares unless it is exercised as to all Shares as to which the Option is then exercisable.

                  4.3 Payment. The Exercise Agreement shall be accompanied by full payment of the Exercise Price for the Shares being purchased in cash (by check), or where permitted by law:

                           (a) provided that a public market for the Company's stock exists, (1) through a "same day sale" commitment from Participant and a broker-dealer that is a member of the National Association of Securities Dealers (a "NASD Dealer") whereby Participant irrevocably elects to exercise the Option and to sell a portion of the Shares so purchased to pay for the Exercise Price and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company, or (2) through a "margin" commitment -- from Participant and a NASD Dealer whereby Participant irrevocably elects to exercise the Option and to pledge the Shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company; or

                           (b)  by any combination of the foregoing.

                  4.4 Tax Withholding. Prior to the issuance of the Shares upon exercise of the Option, Participant must pay or provide for any applicable federal or state withholding obligations of the Company. If the Committee permits, Participant may provide for payment of withholding taxes upon exercise of the Option by requesting that the Company retain Shares with a Fair Market Value equal to the minimum amount of taxes required to be withheld. In such case, the Company shall issue the net number of Shares to the Participant by deducting the Shares retained from the Shares issuable upon exercise.

                  4.5 Issuance of Shares. Provided that the Exercise Agreement and payment are in form and substance satisfactory to counsel for the Company, the Company shall issue the Shares registered in the name of Participant, Participant's authorized assignee, or Participant's legal representative, and shall deliver certificates representing the Shares with the appropriate legends affixed thereto.

        5. COMPLIANCE WITH LAWS AND REGULATIONS. The exercise of the Option and the issuance and transfer of Shares shall be subject to compliance by the Company and Participant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company's Common Stock may be listed at the time of such issuance or transfer. Participant understands that the Company is under no obligation to register or qualify the Shares with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.

        6. NONTRANSFERABILITY OF OPTION. The Option may not be transferred in any manner other than by will or by the laws of descent and distribution and may be exercised during the lifetime of Participant only by Participant. The terms of the Option shall be binding upon the executors, administrators, successors and assigns of Participant.

        7. TAX CONSEQUENCES. Set forth below is a brief summary as of the Date of Grant of some of the United States federal and California tax consequences of exercise of the Option and disposition of the Shares. THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. PARTICIPANT SHOULD CONSULT A TAX ADVISOR BEFORE EXERCISING THE OPTION OR DISPOSING OF THE SHARES.

                  7.1 Exercise of Nonqualified Stock Option. There may be regular federal and California income tax liability upon the exercise of the Option. Participant will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the Fair Market Value of the Shares on the date of exercise over the Exercise Price. The Company will be required to withhold from Participant's compensation or collect from Participant and pay to the applicable taxing authorities an amount equal to a percentage of this compensation income at the time of exercise.

                  7.2 Disposition of Shares. If the Shares are held for more than twelve (12) months after the date of the transfer of the Shares pursuant to the exercise of an NQSO, any gain realized on disposition of the Shares will be treated as long-term capital gain.

         8. PRIVILEGES OF STOCK OWNERSHIP. Participant shall not have any of the rights of a shareholder with respect to any Shares until Participant exercises the Option and pays the Exercise Price.

        9. ENTIRE AGREEMENT. The Plan, the Exercise Agreement and the Employment Agreement are incorporated herein by reference. This Agreement, the Plan, the Exercise Agreement and the Employment Agreement constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof.

        10. NO OBLIGATION TO EMPLOY. Nothing in this Agreement shall confer on Participant any right to continue in the employ of, or any other relationship with, the Company or any Parent, Subsidiary or Affiliate of the Company, or limit in any way the right of the Company or any Parent, Subsidiary or Affiliate of the Company to terminate Participant's employment or other relationship at any time, with or without cause.

        11. NOTICES. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices. Any notice required to be given or delivered to Participant shall be in writing and addressed to Participant at the address indicated below or to such other address as such party may designate in writing from time to time to the Company. All notices shall be deemed to have been given or delivered upon: personal delivery; three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested); one (1) business day after deposit with any return receipt express courier (prepaid); or one (1) business day after transmission by facsimile or telecopier.

        12. SUCCESSORS AND ASSIGNS. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon Participant and Participant's heirs, executors, administrators, legal representatives, successors and assigns.

         13. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

        14. ACCEPTANCE. Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. Participant has read and understands the terms and provisions thereof, and accepts the Option subject to all the terms and conditions of this Agreement, the Plan and the Exercise Agreement. Participant acknowledges that there may be adverse tax consequences upon exercise of the Option or disposition of the Shares and that Participant should consult a tax adviser prior to such exercise or disposition.

/s/ Jay A. Jones                             7/23/01
-----------------------------------          ----------------------------------
VERITAS Software Corporation                 Date

/s/ Gary L. Bloom                            7/23/01
-----------------------------------          ----------------------------------
Gary L. Bloom                                Date

                                    Exhibit 1

                              Employment Agreement

November 16, 2000



Gary L. Bloom


EMPLOYMENT AGREEMENT


Dear Gary:


On behalf of the Board of Directors of Veritas Software Corporation ("Veritas"), I am pleased to offer you the position of President and Chief Executive Officer of Veritas on the terms set forth below.

1) Position. You will be employed by Veritas as its President and Chief Executive Officer commencing upon the date specified at the end of this letter below the signature line (the "Commencement Date") and continuing thereafter until termination pursuant to Section 6. You will have overall responsibility for the management of Veritas and will report directly to its Board of Directors. During your term of employment, you will also be appointed to the Board of Directors. You will be expected to devote your full working time and attention to the business of Veritas, and you will not render services to any other business without the prior approval of the Board of Directors or, directly or indirectly, engage or participate in any business that is competitive in any manner with the business of Veritas, except for current board memberships with AppWorx, Virata, Mediasnap, and current advisory board memberships for Diamondhead Ventures, Arcot, and the President's Advisory Council for Cal Poly San Luis Obispo. You will also be expected to comply with and be bound by the Company's operating policies, procedures and practices that are from time to time in effect during the term of your employment.

2) Cash Compensation. Your annual base salary from the Commencement Date through December 31, 2001 will be $1,000,000, and your bonus for 2001 will be targeted at $800,000 for a total target annual compensation of $1,800,000. In subsequent years of employment the Compensation Committee of the Board of Directors, at its own discretion, will determine your compensation.

       a) Base Salary. Your base annual salary will be payable in accordance with Veritas' normal payroll practices with such payroll deductions and withholdings as are required by law. Your base salary will be reviewed on an annual basis by the Compensation Committee of the Board of Directors and may be increased from time to time, in the discretion of the Compensation Committee.

       b) Bonus. You will be eligible to receive a target bonus payable based on Veritas' EPS Bonus Plan for the year beginning January 1, 2001, a copy of which is attached to this letter as Exhibit A, titled "Veritas 2001 Chief Executive Compensation Plan".

3) Vacation: It is understood that after commencing employment for Veritas for one week you will be taking four weeks of vacation, such vacation days to be in addition to any vacation days that are earned in the normal course of employment. Further, during the first two years of employment, you will be eligible for three weeks of vacation annually.

4) Other Benefits. You will be eligible for the normal health insurance, 401(k), employee stock purchase plan and other benefits offered to all Veritas senior executives of similar rank and status.

5) Stock Options. Within 30 days of the Commencement Date, the Compensation Committee of the Board of Directors shall grant you incentive stock options (to the maximum allowed under the IRS regulations) and nonqualified stock options (for the balance) to purchase a total of 2,500,000 shares of Veritas common stock at an exercise price equal to the fair market value of Veritas common stock on the date of grant ("Initial Option Price").

       a) These options will vest and become exercisable over a four-year period, in 48 equal monthly installments. Except as otherwise indicated in this agreement, the vested portion of such options may be exercised at any time until the earlier of 90 days after the termination of your employment or ten years after the grant of such options. The unvested shares may be exercised early coincident with entering into a company repurchase agreement mirroring your vesting schedule. You should consult a tax advisor concerning your income tax consequences before exercising any of the options.

       b) Notwithstanding any other provision of this Section 5 to the contrary, upon "Involuntary Termination," "Termination without Cause," or "Termination for Death or Disability," a portion of the unvested options shall immediately vest as provided in Section 8 below.

       c) Veritas shall register the shares issuable under the option on a Form S-8 registration statement and shall keep such registration statement in effect for the entire period the options remain outstanding.

       d) In order to assure the consistency of the goals of its executives with its shareholders, Veritas is committed to providing substantial stock option incentive to its executives. During your first year of employment with Veritas, in the event that your initial stock options are priced materially above the market (that your options are "under water"), the Veritas board of directors agrees to meet, to deliberate, and, if and as it deems appropriate, to grant additional options.



6) Employment and Termination. Your employment with Veritas will be at-will and may be terminated by you or by Veritas at any time for any reason as follows:

       a) You may terminate your employment upon written notice to the Board of Directors at any time for "Good Reason," as defined below (an "Involuntary Termination");

       b) You may terminate your employment upon written notice to the Board of Directors at any time in your discretion without Good Reason ("Voluntary Termination");

       c) Veritas may terminate your employment upon written notice to you at any time following a determination by two-thirds (2/3) vote of the entire Board of Directors that there is "Cause," as defined below, for such termination ("Termination for Cause");

       d) Veritas may terminate your employment upon written notice to you at any time in the sole discretion of the Board of Directors without a determination that there is Cause for such termination ("Termination without Cause");

       e) Your employment will automatically terminate upon your death or upon your disability as determined by the Board of Directors ("Termination for Death or Disability"); provided that "disability" shall mean your complete inability to perform your job responsibilities for a period of 180 consecutive days or 180 days in the aggregate in any 12-month period.

7) Definitions. As used in this agreement, the following terms have the following meanings:

       a) "Good Reason" means (i) a material reduction in your duties that is inconsistent with your position as President and Chief Executive Officer of Veritas or a change in your reporting relationship such that you no longer report directly to the Board of Directors; (ii) your no longer being President and Chief Executive Officer of Veritas or, in the case of a Change in Control, of the surviving entity or acquiror that results from any Change in Control; (iii) any reduction in your base annual salary or target quarterly or annual bonus (other than in connection with a general decrease in the salary or target bonuses for all officers of Veritas) without your consent; or (iv) material breach by Veritas of any of its obligations hereunder after providing Veritas with written notice and an opportunity to cure within seven days; (v) a requirement by Veritas that you relocate your principal office to a facility more than 50 miles from Veritas' current headquarters; or (vi) failure of any successor to assume this agreement pursuant to Section 14(d) below.

       b) "Cause" means (i) gross negligence or willful misconduct in the performance of your duties to Veritas (other than as a result of a disability) that has resulted or is likely to result in substantial and material damage to Veritas, after a written demand for substantial performance is delivered to you by the Board of Directors which specifically identifies the manner in which the Board believes you have not substantially performed your duties and you have been provided with a reasonable opportunity, of not less than 60 days, to cure any alleged gross negligence or willful misconduct; (ii) commission of any act of fraud with respect to Veritas; or (iii) conviction of a felony or a crime involving moral turpitude either of which causes material harm to the business and affairs of Veritas. No act or failure to act by you shall be considered "willful" if done or omitted by you in good faith with reasonable belief that your action or omission was in the best interests of Veritas.

       c) "Change in Control" means (i) The acquisition (other than from the Company) by any person, entity or "group", within the meaning of section 13(d) (3) or 14 (d) (2) of the Securities and Exchange Act of 1934 (the "Exchange Act"), (excluding, for this purpose, Veritas or its subsidiaries, (or any employee benefit plan of Veritas or its subsidiaries which acquires beneficial ownership of voting securities of Veritas) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either the then outstanding shares of common stock or the combined voting power of the Veritas' then outstanding voting securities entitled to vote generally in the election of directors; or (ii) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by Veritas' shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of the office is in connection with an actual or threatened election contest relating to the election of the directors of Veritas, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for the purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or (iii) Approval of the stockholders of Veritas of a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of Veritas immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, or a liquidation or dissolution of Veritas or of the sale of all or substantially all of the assets of Veritas.

8) Separation Benefits. Upon termination of your employment with Veritas for any reason, you will receive payment for all unpaid salary and vacation accrued to the date of your termination of employment; and your benefits will be continued under Veritas' then existing benefit plans and policies for so long as provided under the terms of such plans and policies and as required by applicable law. Under certain circumstances, subject to your execution of a termination and general release agreement, you will also be entitled to receive severance benefits as set forth below. Veritas' termination and general release agreement will contain provisions specifying that you will not compete with Veritas while you are receiving such severance benefits, nor will you solicit employees for a period of two years after any final payment, that neither you nor Veritas shall disparage the other party, and that neither party shall have claims that survive that agreement.

       a) In the event of your Voluntary Termination or Termination for Cause, you will not be entitled to any cash severance benefits or additional vesting of shares of options.

       b) In the event of your Involuntary Termination or Termination without Cause within one year of the Commencement Date, you will be entitled to

              i) a severance payment equal to twelve months of your current annual base salary plus full target bonus, payable over twelve months in accordance with Veritas' normal payroll practices with such payroll deductions and withholdings as are required by law, provided, that you provide Veritas with consulting services during such period after the date of termination (the "CONSULTING SERVICES"); and

              ii) accelerated vesting and exercisability of that portion of your outstanding unvested options to purchase Veritas common stock that would have vested within two years from the date of the Involuntary Termination or Termination without Cause, with all vested options exercisable for a period of 90 days from the later of:

                     (1) the date of your Involuntary Termination or Termination without Cause; or

                     (2) the date you cease providing Consulting Services to Veritas.

       c) In the event of your Involuntary Termination or Termination without Cause within two years of the Commencement Date, you will be entitled to:

              i) a severance payment equal to six months of your current annual base salary plus one-half of your target bonus, payable over twelve months in accordance with Veritas's normal payroll practices with such payroll deductions and withholdings as are required by law, provided, that you provide Veritas with Consulting Services; and

              ii) accelerated vesting and exercisability of that portion of your outstanding unvested options to purchase Veritas common stock that would have vested within one year from the Involuntary Termination or Termination without Cause, with all vested options exercisable for a period of 90 days from the later of:

                     (1) the date of your Involuntary Termination or Termination without Cause; or

                     (2) the date you cease providing Consulting Services to Veritas.

       d) In the event of your Involuntary Termination or Termination without Cause on or after two years of the Commencement Date, you will not be entitled to any severance payments or accelerated vesting of your outstanding unvested options.

       e) In the event of your Involuntary Termination or Termination without Cause within one year of a Change in Control, provided the change of control occurs within two years of the Commencement Date, you will be entitled to the following: a lump sum payment equal to twelve months of your current annual base salary and full target bonus (less applicable deductions and withholding) payable within 30 days after the date of termination; and accelerated vesting of fifty percent (50%) of your outstanding unvested options to purchase Veritas common stock, with all vested options exercisable for a period of 90 days from the date of your Involuntary Termination or Termination without Cause. This section 8.e shall survive for twelve months beyond the term noted in
              Section 13.

       f) For the purpose of this agreement, Termination by Death or Disability shall be treated as Involuntary Termination.

       g) If your severance and other benefits provided for in this Section 8 constitute "parachute payments" within the meaning of Section 280G of the Code and, but for this subsection, would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then your severance and other benefits under this Section 8 will be payable, at your election, either in full or in such lesser amount as would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, in your receipt on an after-tax basis of the greatest amount of severance and other benefits.

       h) No payments due you hereunder shall be subject to mitigation or offset.

9) Indemnification Agreement. Upon your commencement of employment with Veritas, Veritas will enter into its standard form of indemnification agreement for officers and directors (which can be viewed in our most recent published proxy statement) to indemnify you against certain liabilities you may incur as an officer or director of Veritas.

10) Confidential Information and Invention Assignment Agreement. Upon your commencement of employment with Veritas, you will be required to sign its standard form of Employee Agreement, a copy of which is attached to this letter as Exhibit B, to protect Veritas' confidential information and intellectual property.

11) No Solicitation. During the term of your employment with Veritas and for two years thereafter, you will not, on behalf of yourself or any third party, solicit or attempt to induce any employee of Veritas to terminate his or her employment with Veritas.

12) Arbitration. The parties agree that any dispute regarding the interpretation or enforcement of this agreement shall be decided by confidential, final and binding arbitration conducted by Judicial Arbitration and Mediation Services ("JAMS") under the then existing JAMS rules rather than by litigation in court, trial by jury, administrative proceeding or in any other forum. The filing fees and arbitrator's fees and costs in such arbitration will be borne by Veritas. The parties will be entitled to reasonable discovery of essential matters as determined by the arbitrator. In the arbitration, the parties will be entitled to all remedies that would have been available if the matter were litigated in a court of law.

13) Term. This agreement shall be in effect upon the signing by both parties, and shall expire two years after the commencement date, at which time your employment with Veritas will be treated no less favorably than the policies in effect at the time for other senior executives of Veritas.

14)    Miscellaneous.

       a) Authority to Enter into Agreement. Veritas represents that Mark Leslie, its Chairman of the Board, has due authority to execute and deliver this agreement on behalf of Veritas.

       b) Absence of Conflicts. You represent that upon the Commencement Date your performance of your duties under this agreement will not breach any other agreement as to which you are a party.

       c) Attorneys Fees. If a legal action or other proceeding is brought for enforcement of this agreement because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs incurred, both before and after judgment, in addition to any other relief to which they may be entitled.

       d) Successors. This agreement is binding on and may be enforced by Veritas and its successors and assigns and is binding on and may be enforced by you and your heirs and legal representatives. Any successor to Veritas or substantially all of its business (whether by purchase, merger, consolidation or otherwise) will in advance assume in writing and be bound by all of Veritas's obligations under this agreement.

       e) Notices. Notices under this agreement must be in writing and will be deemed to have been given when personally delivered or two days after mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to you will be addressed to you at the home address which you have most recently communicated to Veritas in writing. Notices to Veritas will be addressed to its General Counsel at Veritas's corporate headquarters.

       f) Waiver. No provision of this agreement will be modified or waived except in writing signed by you and an officer of Veritas duly authorized by its Board of Directors. No waiver by either party of any breach of this agreement by the other party will be considered a waiver of any other breach of this agreement.

       g) Entire Agreement. This agreement, including the attached exhibits, represents the entire agreement between us concerning the subject matter of your employment by Veritas.

       h) Governing Law. This agreement will be governed by the laws of the State of California without reference to conflict of laws provisions.

Gary, we are very pleased to extend this offer of employment to you and look forward to your joining Veritas as its President and Chief Executive Officer. This offer of employment is effective through November 17, 2000, after which it will expire. Please indicate your acceptance of the terms of this agreement by signing in the place indicated below.


Very truly yours,


 /s/ Mark Leslie
---------------------------------
Mark Leslie, Chairman and CEO
VERITAS Software Corporation


ACCEPTED:


 /s/ Gary L. Bloom                      November 17, 2000
---------------------------------
Gary L. Bloom



Commencement Date:                      November 17, 2000

Exhibit A

             VERITAS 2001 CHIEF EXECUTIVE OFFICER COMPENSATION PLAN

The 2001 CEO Annual Compensation Plan shall consist of two components, as follows:

COMPONENT                       AMOUNT          PAID
Base Salary                  $1,000,000         Regular payroll
EPS Bonus                      $800,000         Annually
                             ----------
                TOTAL        $1,800,000

BASE SALARY

The Base Salary will be earned on a weekly basis. Additionally, the base salary shall be the basis for calculating life and disability benefits (and any other such benefits which are base salary driven) which shall be provided consistent with the standard company benefits policy.

EPS BONUS

The EPS Bonus shall be earned by achieving the earnings per share specified in the approved operating plan. Bonus shall be paid out in accordance with the following plan:

   PERFORMANCE          % OF EPS BONUS
          <25%                       0
           25%                     50%
           50%                    100%
          100%                    100%
          110%                    150%
          120%                    250%
         >120%                    250%

Any intermediate achievement between levels will earn a proportional amount (for example, earnings of 105% would earn 125% of bonus).

PAYMENTS

The CEO shall be responsible for assessing and recommending to the Compensation Committee payment for the EPS Bonus. Payment for the EPS Bonus shall be made not later than January 31, 2002.

ELIGIBILITY

In order to be eligible to receive a bonus, the individual must be employed by Veritas at the time of payment.

DISCRETION OF THE BOARD OF DIRECTORS

Notwithstanding the above, the Company's board of directors, at its sole discretion, may, for reasonable cause, modify or change this Plan or its implementation at any time.







------------------------  ----------     ------------------------        ------
for Veritas               Date           Gary Bloom, President & CEO     Date

EXHIBIT B

                              AGREEMENT CONCERNING
                      CERTAIN DUTIES OF VERITAS EMPLOYMENT:
                   INVENTIONS, TRADE SECRETS, AND DISCLOSURES

This EMPLOYEE AGREEMENT when signed below by me, an employee of VERITAS Software Corporation ("VERITAS") is my agreement with VERITAS regarding inventions, trade secrets, works of authorship, proprietary information, proprietary materials, and other terms and conditions of employment (the "Agreement").

In consideration of my Employment or of my continued employment, with VERITAS, I agree that:

1. Either during or after my employment with VERITAS, I will not disclose to anyone outside of VERITAS, nor use in other than VERITAS' business, except with the prior written permission of an officer of the corporation, any invention, trade secret, work of authorship, proprietary information or proprietary materials that relates in any manner to any VERITAS actual or anticipated business, research, development, product, device, or activity, or that is received in confidence by or for VERITAS from any other person. "Proprietary Information" includes but is not limited to inventions, marketing plans, product plans, business strategies, financial information, forecasts, personnel information, customer lists and any other nonpublic technical or business information which I know or have reason to know VERITAS would like to treat as confidential for any purpose, such as maintaining a competitive advantage or avoiding undesirable publicity. Examples of "inventions" include, but are not limited to, original works of authorship, formulas, processes, computer programs, databases, trade secrets, mechanical and electronic hardware, computer languages, user interfaces, documentation, marketing and new product plans, production processes, advertising, packaging and marketing techniques, and improvements to anything. Upon termination of my employment with VERITAS, I will promptly deliver to VERITAS all documents and materials of any nature pertaining to my work with VERITAS and I will not take with me any documents or materials or copies thereof containing any Proprietary Information.

2. I represent that my performance of all the terms of this Agreement and my duties as an employee of VERITAS will not breach any Proprietary Information, invention, assignment or similar agreement with any former employer or other party. I represent that I will not bring with me to VERITAS or use in the performance of my duties for VERITAS any documents or materials of a former employer or any other person that are not generally available to the public.

3. During my employment with VERITAS, I will not engage in any other employment, occupation, consultation, or other activity relating to any actual or anticipated business, research, development, product, service or activity of VERITAS, or which otherwise conflicts with my obligations to VERITAS, without first informing an executive corporate officer of VERITAS about any such activity to ensure that all parties agree that no conflict exists. If new conflicts arise with respect to my obligations to VERITAS pursuant to Paragraph 10 (d) of this Agreement, then VERITAS agrees to advise me of those conflicts. The specific actions for resolving these new conflicts will be agreed upon after I have been advised of this conflict.

4. I hereby assign and agree to assign to VERITAS my entire right, title, and interest in any Proprietary Information, invention, trade secret, work of authorship, or proprietary materials hereafter made or conceived solely by me or jointly with others and any associated patents, patent applications, copyrights, trade secret rights, mask work rights, rights of proprietary and other intellectual property rights which:

       a. were developed while working for VERITAS in an executive, managerial, planning, technical, research, engineering, development, manufacturing, programming, sales, marketing, system service, repair, or other capacity, using equipment, supplies, facilities or trade secrets of VERITAS; and

       b. relates in any manner at the time of conception or reduction to practice to any VERITAS actual or anticipated business, research, development, product, service, or activity, or is suggested by or results from any task assigned to me or work performed by me for or on behalf of VERITAS, and

       c.     was not developed entirely on my own time.

5. I have been notified and understand that the provisions of Section 4 do not apply to any invention that qualifies fully under the provisions of
       Section 2870 of the California Labor Code, which states as follows:

       a. ANY PROVISIONS IN AN EMPLOYMENT AGREEMENT WHICH PROVIDE THAT AN EMPLOYEE SHALL ASSIGN, OR OFFER TO ASSIGN, ANY OF HIS OR HER RIGHTS IN AN INVENTION TO HIS OR HER EMPLOYER SHALL NOT APPLY TO AN INVENTION THAT THE EMPLOYEE DEVELOPED ENTIRELY ON HIS OR HER OWN TIME WITHOUT USING THE EMPLOYER'S EQUIPMENT, SUPPLIES, FACILITIES, OR TRADE SECRET INFORMATION EXCEPT FOR THOSE INVENTIONS THAT EITHER:

              (i) RELATE AT THE TIME OF CONCEPTION OR REDUCTION TO PRACTICE OF THE INVENTION TO THE EMPLOYER'S BUSINESS, OR ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT OF THE EMPLOYER; OR

              (ii) RESULT FROM ANY WORK PERFORMED BY THE EMPLOYEE FOR THE EMPLOYER.

       b. TO THE EXTENT A PROVISION IN AN EMPLOYMENT AGREEMENT PURPORTS TO REQUIRE AN EMPLOYEE TO ASSIGN AN INVENTION OTHERWISE EXCLUDED FROM BEING REQUIRED TO BE ASSIGNED UNDER SUBDIVISION (a), THE PROVISION IS AGAINST THE PUBLIC POLICY OF THIS STATE AND IS UNENFORCEABLE.

6. In connection with any Proprietary Information, invention, trade secret, work of authorship and/or proprietary materials assigned or to be assigned to VERITAS pursuant to Paragraph 4 of this Agreement:

       a. I will, disclose promptly in writing all such Proprietary Information, inventions, trade secrets, works of authorship, or proprietary materials upon conception, creation, or my otherwise becoming aware thereof to my immediate superior, with copies to the Senior Vice President of Engineering and the legal department, whether or not they are patentable or copyrightable or protectable as trade secrets or mask works, that are made or conceived or first reduced to practice or created by me, either alone or jointly with others, during the period of my employment whether or not in the course of my employment.

       b. I will, at VERITAS' request, promptly execute a specific irrevocable assignment of title to VERITAS, and do whatever is deemed necessary or advisable by VERITAS to secure and maintain for VERITAS a patent, copyrights, or other proprietary interest in Proprietary Information, such invention, trade secret, work of authorship, or other proprietary interest in such Proprietary Information, invention, trade secret, work of authorship, or proprietary materials, and with respect to any associated patents, patent applications, copyrights, trade secret rights, mask work rights, rights of priority and other intellectual property rights, in the United States and in foreign countries both during and after my employment with VERITAS.

       c. I hereby irrevocably transfer and assign to VERITAS any and all "Moral Rights" (as defined below) that I may have in or with respect to any invention. I also hereby forever waive and agree never to assert any and all Moral Rights I may have in or with respect to any invention, even after termination of my work on behalf of VERITAS. "Moral Rights" means any rights of paternity or integrity, any right to claim authorship of any invention, to object to any distortion, mutilation or other modification of, or other derogatory action in relation to, any invention, whether or not such would be prejudicial to my honor or reputation, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a "moral right".

       d. I acknowledge that any computer program, any programming documentation, and any other work of authorship that falls within the scope of sections (a) and (c) under paragraph 4 of this Agreement is a "work made for hire," and that VERITAS owns all the rights comprised in the copyrights for such work.

7. I agree to make and maintain adequate and current written records, in a form specified by VERITAS, of all Proprietary Information inventions, trade secrets, works of authorship, proprietary information, and proprietary materials assigned or to be assigned to VERITAS pursuant to paragraph 4 of this Agreement; and upon the termination of my employment with VERITAS, I agree to surrender to VERITAS all such records and all other tangible items and evidence relating thereto.

8. In further consideration of this Agreement, VERITAS hereby agrees that I may use VERITAS facilities, equipment and other resources for work on inventions and works of authorship, not coming within the provisions of paragraph 4, so long as these activities do not impact my work schedule, the work schedule of other employees, or otherwise amount to excessive use of such resources. VERITAS recognizes that my professional development and standing in the community of software developers is enhanced by such activity.

9. I have attached (as Exhibit A hereto) a complete list of all inventions and works of authorship, if any, patented or unpatented, including a brief identification of all unpatented inventions and works of authorship that I made prior to my employment at VERITAS and which are to be excluded from assignment to VERITAS under this Agreement ("Prior Products"). I hereby certify that I have no continuing obligations with respect to assignment of such Prior Products to any previous employers, nor do I claim any previous unpatented inventions within the scope of this Agreement as my own, except those which I have listed below. I agree to not use VERITAS' Proprietary Information proprietary inventions, or works of authorship, or information in making future improvements or revisions to these Prior Products, without the express written approval of a corporate officer of VERITAS.

       I hereby grant to VERITAS a non-exclusive, perpetual, irrevocable, royalty-free, worldwide license, with rights to sublicense, to use modify, copy, prepare derivative works of and distribute any VERITAS products that contain all or any portion of such Prior Products(s). I further understand that any improvements, whether patentable or not, made on the listed inventions after commencement of my employment by VERITAS are assigned or are to be assigned to VERITAS to the extent that such improvements are covered by the provisions of paragraph 4 of this Agreement.

10. During my employment with VERITAS, I may add an invention to the invention list described in paragraph 9 in the following way:

       a. I shall provide, in writing, a brief description and title of the new invention to a corporate officer of VERITAS. This description is hereafter called the NEW INVENTION NOTICE.

       b. A review period shall be provided for a new invention. The review period shall start on the business day following the receipt of a NEW INVENTION NOTICE by a VERITAS corporate officer. This period is hereafter called the NEW INVENTION REVIEW PERIOD.

       c. During the NEW INVENTION REVIEW PERIOD, VERITAS may ask questions, in writing, with regard to the new invention and the provisions of paragraph 3. I agree to respond, in writing, to all such questions. In addition, I agree that any delays introduced by my response shall be added to the length of the NEW INVENTION REVIEW PERIOD.

       d. If a new invention comes within the provisions of paragraph 3, and VERITAS provides written notice thereof, along with an explanation, to me during the review period, then the new invention shall not be added to the list of inventions or works of authorship described by paragraph 7. If no such written notice regarding a new invention is received within thirty (30) days of the NEW INVENTION NOTICE, then the new invention or work of authorship shall be excluded from assignment to VERITAS under this Agreement.

11. I understand that VERITAS, from time to time, may have agreements with other persons, companies or with the United States Government or agencies thereof which impose obligations or restrictions on VERITAS regarding Proprietary Information inventions, trade secrets, works of authorship, and proprietary materials made during the course of work under such agreements or regarding the confidential nature of such work. I agree to be bound by all such obligations and any applicable United States laws or regulations.

12. I hereby authorize VERITAS to notify others, including but not limited to customers of VERITAS, or my future employers, of the terms of this Agreement and my responsibilities hereunder.

13. In the event of any violation of this Agreement by me, and in addition to any relief or remedies to which VERITAS is entitled, I agree that VERITAS shall have the right to an immediate injunction, and shall have the right to recover the reasonable attorney's fees and court costs expended in connection with any litigation instituted to enforce this Agreement. I agree that any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof. I further agree that if one or more provisions of this Agreement are held to be unenforceable under applicable California law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

14. "VERITAS" as used in this Agreement includes any and all subsidiaries and affiliated companies of VERITAS Software Corporation, and this Agreement shall inure to the benefit of any successors in interest or of any assignees of VERITAS.

15. During the term of my employment and for one (1) year thereafter, I will not encourage or solicit any employee of VERITAS to leave VERITAS for any reason. However, this obligation shall not affect any responsibility I may have as an employee of VERITAS with respect to the bona fide hiring and firing of Company personnel.

16. Any dispute or claim, whether based on contract, tort, or otherwise, relating to or arising out of my employment by VERITAS shall be submitted by the parties to arbitration by the American Arbitration Association in the City of San Francisco, State of California and shall be subject to final and binding arbitration. The arbitrator shall have jurisdiction to determine any such claim, and may grant any relief authorized by law. The award rendered by the arbitrator shall include costs of arbitration, reasonable attorney's fees and reasonable costs for expert and other witnesses; provided however that nothing in this Agreement shall be deemed as preventing either party from seeking injunctive relief (or any other provisional remedy) from the courts as necessary. The parties shall be entitled to discovery as provided in the Code of Civil Procedure of the State of California, whether or not the California Arbitration Act is deemed to apply to said provision.

17. I understand that this Agreement does not constitute a contract of employment or obligate VERITAS to employ me for any stated period of time. I understand that my employment with VERITAS is at will and may be terminated by VERITAS at any time and for any reason, with or without cause.

18. I acknowledge receipt of a copy of this Agreement and agree that with respect to the subject matter hereof, it is my entire agreement with VERITAS, superseding any previous oral or written communications, representations, undertaking, or agreements with VERITAS or any official or representative thereof. This agreement may not be modified or changed except in a writing signed by the employee and an officer of the corporation.

IN WITNESS WHEREOF, the parties have entered into this Agreement on this ____ day of _________, 20___.

   VERITAS SOFTWARE CORPORATION                           EMPLOYEE


BY:
   ---------------------------------     -----------------------------------
                                                     (SIGNATURE)

ITS:
    --------------------------------     -----------------------------------
                                                    (PRINT NAME)

EXHIBIT A

                         (AS REFERENCED IN PARAGRAPH 9)
                            DESCRIPTION OF INVENTIONS
                       BEFORE VERITAS SOFTWARE EMPLOYMENT

          TITLE OF DOCUMENT                 DATE OF DOCUMENT             NAME OF WITNESS
-------------------------------------   -----------------------    ---------------------------

-------------------------------------   -----------------------    ---------------------------

-------------------------------------   -----------------------    ---------------------------

-------------------------------------   -----------------------    ---------------------------

-------------------------------------   -----------------------    ---------------------------

-------------------------------------   -----------------------    ---------------------------

-------------------------------------   -----------------------    ---------------------------

-------------------------------------   -----------------------    ---------------------------



                          (IF "NONE", PLEASE SO STATE)



VERITAS SOFTWARE CORPORATION                       EMPLOYEE


BY:
   ---------------------------------     -----------------------------------
                                                     (SIGNATURE)

ITS:
    --------------------------------     -----------------------------------
                                                    (PRINT NAME)

                                         -----------------------------------
                                                       (DATE)